Exhibit 5.2

June 12, 2020

Perrigo Company plc

Perrigo Finance Unlimited Company

The Sharp Building, Hogan Place

Dublin 2, Ireland, D02 TY74

Ladies and Gentlemen:

We are acting as counsel to Perrigo Company plc, a public limited company incorporated under the laws of Ireland (the “Company”), and Perrigo Finance Unlimited Company, a public limited company incorporated under the laws of Ireland (“Perrigo Finance”), in connection with the Registration Statement on Form S-3, as may be amended from time to time (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the contemplated issuances by the Company and/or Perrigo Finance, from time to time, as set forth in the prospectus contained in the Registration Statement (the “Prospectus”) and as may be set forth in one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of an unlimited amount of (i) one or more series of debt securities of the Company, which may include convertible debt securities (the “Company Debt Securities”); (ii) one or more series of debt securities of Perrigo Finance (the “Perrigo Finance Debt Securities”); (iii) guarantees of the Company with respect to the payments on the Perrigo Finance Debt Securities (the “Company Guarantees”); (iv) guarantees of Perrigo Finance with respect to the payments on the Company Debt Securities (the “Perrigo Finance Guarantees”); (v) the Company’s ordinary shares, nominal value €0.001 per share (the “Ordinary Shares”); and (vi) the Company’s preferred shares, nominal value $0.0001 per share, which may include convertible preferred shares (the “Preferred Shares”). With your permission, all assumptions and statements of reliance herein have been made without any independent investigation or verification on our part, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

The Company Debt Securities, the Perrigo Finance Debt Securities, the Company Guarantees and the Perrigo Finance Guarantees may be issued pursuant to an indenture, dated as of December 2, 2014, among the Company, Perrigo Finance and Wells Fargo Bank, National Association, as trustee (the “Trustee”) (as may be amended or supplemented from time to time, the “Indenture”), incorporated into the Registration Statement by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on December 2, 2014.

In connection with this opinion, we have (i) investigated such questions of law, (ii) examined originals or certified, conformed, electronic or reproduction copies of such agreements, instruments, documents and records of the Company and Perrigo Finance, such certificates of public officials and such other documents, and (iii) received such information from officers and representatives of the Company, Perrigo Finance and others, as we have deemed necessary or appropriate for the purposes of this opinion.

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In all such examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents and the conformity to original or certified documents of all copies submitted to us as certified, conformed, electronic or reproduction copies. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and officers and representatives of the Company, Perrigo Finance and others.

To the extent it may be relevant to the opinions expressed below, we have assumed (i) each of the Company and Perrigo Finance is a company duly incorporated under the laws of Ireland and is validly existing under the laws of Ireland, (ii) the Company has the requisite authority to issue the Ordinary Shares and the Preference Shares, (iii) the Company is a public company limited by shares and has all the requisite power and authority under its Memorandum and Articles of Association to issue the Company Debt Securities and the Company Guarantees and (iv) Perrigo Finance is a public company limited by shares and has all the requisite power and authority under its Memorandum and Articles of Association to issue the Perrigo Finance Debt Securities and the Perrigo Finance Guarantees and (v) that all of the parties to the Indenture have the power and authority to enter into and perform their obligations under such Indenture and to consummate the transactions contemplated thereby, that the Indenture has been duly authorized, executed and delivered by, and constitutes a valid and binding obligation of, such parties, enforceable against such parties in accordance with their terms, and that such parties will comply with all of their obligations under the Indenture and all laws applicable thereto.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein we are of the opinion that:

1.

When (i) the Registration Statement has become effective under the Securities Act, (ii) the board of directors of the Company has taken all necessary corporate actions to approve the issuance of the Company Debt Securities and the Company Debt Securities are duly authorized under Irish law and the Memorandum and Articles of Association of the Company, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by the Company, (iv) the terms of the Company Debt Securities and their issuance and sale have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (v) the Company Debt Securities have been duly executed, authenticated and delivered against payment thereof in

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accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Company Debt Securities will constitute valid and binding obligations of the Company.

2.

When (i) the Registration Statement has become effective under the Securities Act, (ii) the board of directors of Perrigo Finance has taken all necessary corporate actions to approve the issuance of the Perrigo Finance Debt Securities and the Perrigo Finance Debt Securities are duly authorized under Irish law and the Memorandum and Articles of Association of Perrigo Finance, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by Perrigo Finance, (iv) the terms of Perrigo Finance Debt Securities and their issuance and sale have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on Perrigo Finance, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Perrigo Finance, and (v) the Perrigo Finance Debt Securities have been duly executed, authenticated and delivered against payment thereof in accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Perrigo Finance Debt Securities will constitute valid and binding obligations of Perrigo Finance.

3.

When (i) the Registration Statement has become effective under the Securities Act, (ii) the board of directors of the Company has taken all necessary corporate actions to approve the issuance of the Company Guarantees and the Company Guarantees are duly authorized under Irish law and the Memorandum and Articles of Association of the Company, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by the Company, (iv) the terms of the Company Guarantees and their issuance have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on the Company, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over the Company, and (v) the Company Guarantees have been duly executed and authenticated in accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Company Guarantees will constitute valid and binding obligations of the Company.

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4.

When (i) the Registration Statement has become effective under the Securities Act, (ii) the board of directors of Perrigo Finance has taken all necessary corporate actions to approve the issuance of the Perrigo Finance Guarantees and the Perrigo Finance Guarantees are duly authorized under Irish law and the Memorandum and Articles of Association of Perrigo Finance, (iii) any relevant supplemental indenture has been duly authorized, executed and delivered by Perrigo Finance, (iv) the terms of the Perrigo Finance Guarantees and their issuance have been duly established in conformity with the Indenture, do not violate any applicable law or result in a default under or breach of any agreement or instrument then binding on Perrigo Finance, and comply with any requirement or restriction imposed by any court or governmental body having jurisdiction over Perrigo Finance, and (v) the Perrigo Finance Guarantees have been duly executed and authenticated in accordance with the terms of the Indenture and any relevant supplemental indenture and issued and sold as contemplated in the Registration Statement and/or the applicable Prospectus Supplement, such Perrigo Finance Guarantees will constitute valid and binding obligations of Perrigo Finance.

The opinions set forth above are subject to the following qualifications:

(A)    We express no opinion as to the validity or binding effect of any provision of the Indenture:

i.	relating to indemnification, contribution or exculpation to the extent limited by applicable provisions of public policy;

ii.

containing any purported waiver, release, variation, disclaimer, consent or other agreement of similar effect (all of the foregoing, collectively, a “Waiver”) by any party under any provision of the Indenture to the extent limited by provisions of applicable law (including judicial decisions), or to the extent that such a Waiver applies to a right, claim, duty, defense or ground for discharge otherwise existing or occurring as a matter of law (including judicial decisions), except to the extent that such a Waiver is effective under, and is not prohibited by or void or invalid under, provisions of applicable law (including judicial decisions);

iii.

related to (I) forum selection or submission to jurisdiction (including, without limitation, any waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity or binding effect of any such provision is to be

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determined by any court other than a court of the State of New York, (II) choice of governing law to the extent that the validity or binding effect of any such provision is to be determined by any court other than a court of the State of New York or a federal district court sitting in the State of New York, in each case, applying the choice of law principles of the State of New York, (III) service of process or (IV) any waiver of right to trial by jury;

iv.

specifying that provisions thereof may be waived only in writing, to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created that modifies any provision of such agreement;

v.	purporting to give any person or entity the power to accelerate obligations without any notice to the obligor;

vi.	which may be construed to be in the nature of a penalty;

vii.	specifying that any person may exercise set-off or similar rights other than in accordance with applicable law;

viii.	that purports to create a trust, power of attorney or other fiduciary relationships;

ix.

relating to payment of late charges, interest (or discount or equivalent amounts), premium, “make-whole” payments, collection costs or fees at a rate or in an amount, after or upon the maturity or acceleration of the liabilities evidence or secured thereby or after or during the continuance of any default or other circumstance, or upon prepayment, that a court would determine in the circumstances to be unreasonable, a penalty or a forfeiture; and

x.

requiring that any unearned portion of the Company Debt Securities or Perrigo Finance Debt Securities issued at a discount be paid upon acceleration or otherwise earlier than the stated final maturity.

We express no opinion as to the validity or binding effect of any provision of the Indenture (i) providing for payments thereunder in a currency other than currency of the United States of America to the extent that a court of competent jurisdiction, under applicable law, will convert any judgment rendered in such other currency into currency of the United States of America or to the extent that payment in a currency other than currency of the United States of America is contrary to applicable law, (ii) providing for

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governmental authority to limit, delay or prohibit the making of payments outside the United States or in foreign currency or composite currency or (iii) concerning the enforceability of the waiver of rights or defenses contained in the Indenture relating to waiver of stay, extension or usury laws.

We express no opinion as to (i) whether a U.S. federal court is required to accept venue and (ii) whether a U.S. federal court would have subject matter jurisdiction over any particular dispute brought under the Indenture.

The opinion set forth above is subject to the following qualifications: (i) applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws (or related judicial doctrines) now or hereafter in effect affecting creditors’ rights and remedies generally, (ii) general principles of equity including, without limitation, standards of materiality, good faith, fair dealing and reasonableness, equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at law or in equity, and (iii) the application of any applicable fraudulent conveyance, fraudulent transfer, fraudulent obligation, or preferential transfer law or any law governing the distribution of assets of any person now or hereafter in effect affecting creditors’ rights and remedies generally.

The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and no opinion is expressed with respect to any other laws or any effect that such other laws may have on the opinion expressed herein. The opinion expressed herein is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. This letter is given only as of the time of its delivery, and we undertake no responsibility to update or supplement this letter after its delivery.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to this firm under the captions “Validity of Securities” in the Prospectus and “Validity of Securities” in any Prospectus Supplement. In giving these consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP

FRIED, FRANK, HARRIS, SHRIVER & JACOBSON LLP